ASA Gold and Precious Metals Limited 8-K

Exhibit 99.1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

SABA CAPITAL MASTER FUND, LTD., et al., Plaintiffs, -against- ASA GOLD AND PRECIOUS METALS, LTD., et al., Defendants.	24-CV-690 (JGLC) OPINION AND ORDER

JESSICA G. L. CLARKE, United States District Judge:

Beginning in the middle of 2023, Saba began to steadily increase their ownership interest in ASA’s closed-fund investment company. In the span of just a few months, Saba rapidly acquired outstanding common shares in ASA, increasing their stake from 5% to over 15%. ASA’s board of directors became concerned about Saba’s equity power creep and believed that Saba’s investment priorities did not align with their vision for the company. ASA’s board of directors also believed that Saba’s intended strategies would not maximize value for ASA’s shareholders. To halt Saba’s steady ascension, ASA’s board of directors instituted a shareholder rights plan in December 2023. ASA made clear through a press release that the plan was specifically targeted at Saba.

The plan essentially operates as a “poison pill,” which is a measure generally designed to prevent hostile takeovers. ASA’s poison pill, if triggered, would serve to dilute Saba’s interest in the company and restrict their ability to purchase more shares. ASA has continually extended the December 2023 poison pill: ASA adopted the most recent iteration (which is substantively identical to the original) in December 2024, and it currently remains in effect.

Before the Court is Defendants’ motion to dismiss and Plaintiffs’ motion for summary judgment (without discovery), both of which raise the same question of statutory interpretation: whether ASA’s series of shareholders rights plans violate the Investment Company Act of 1940’s (the “ICA”) requirements that (1) shareholder rights plans expire after 120 days and (2) they be offered “ratably” (proportionally) to all shareholders.

Because ASA’s shareholder rights plans gave rights to all shareholders, including Saba, based on the number of shares they owned, ASA offered rights “ratably” as required by the ICA. However, because the December 2023 rights plan has never expired, and because each successive extension has always been substantively identical in form, substance, and purpose, the 120-day expiration requirement has been violated, and summary judgment is therefore granted to Saba. As a result, because the ICA identifies rescission as mandatory equitable relief in such circumstances, the rights plans are rescinded, summary judgment is GRANTED to Plaintiffs, and Defendants’ motion to dismiss is DENIED as moot.

BACKGROUND

The following facts are taken from the parties’ Rule 56.1 Statements and accompanying exhibits. Unless otherwise indicated, the Court only cites a 56.1 statement where (1) the parties have agreed the factual assertion is undisputed; and (2) the factual assertion is properly supported by a citation to the record. This includes instances where a party does not truly “dispute” an assertion, but merely seeks to qualify or add their own “spin” to it. See Kaye v. New York City Health and Hosps. Corp., No. 18-CV-12137 (JPC), 2023 WL 2745556, at *2 n.2 (S.D.N.Y. Mar. 31, 2023). The Court otherwise cites to the exhibits filed by the parties in connection with the instant motions, and any relevant pleadings in this case.

I.	Factual Background

ASA Gold and Precious Metals, LTD (“ASA”), listed on the New York Stock Exchange under ticker symbol “ASA,” is a non-diversified, closed-end investment company registered under the Investment Company Act of 1940 (the ICA), which is codified at Title 15, United States Code, Section 80a. ECF No. 42 (“Joint SMF”) ¶ 3. ASA’s stated investment objective is to seek “long-term capital appreciation primarily through investing in companies engaged in the exploration for, development of projects or mining of precious metals and minerals.” Joint SMF ¶ 14. The ASA board of directors (the “ASA Board”) oversees the company. Id. ¶ 17. In December 2023, the ASA Board was comprised of three independent directors (Defendants Mary Joan Hoene, William Donovan, and Bruce Hansen) and one interested director (Defendant Axel Merk). Id.

Merk Investments, LLC manages ASA’s investment advisory and portfolio operations “in accordance with policies and procedures that have been approved by” the ASA Board. Id. ¶ 15. Merk specializes in advising on investment strategies in gold and precious metal equities (which are the kinds of investments that make up ASA’s portfolio). Id. ¶ 17. In terms of ASA’s portfolio performance, during the period from December 1, 2022 to November 30, 2023, the average discount between ASA’s share price and their net asset value1 (“NAV”) was 14.6%, with the discount varying between 11.0% and 17.3%. Id. ¶ 4. For instance, as of November 30, 2023, ASA reported a NAV of $17.36 per share, with a total return increase of 3.0% over the year. Id. At the start of fiscal year 2023, ASA’s shares were trading at a 15.5% discount to the NAV, and at the end of fiscal year 2023, ASA shares were trading at a price 11.8% below NAV. Id.

1 A company’s “net asset value” is “[t]he market value of a share in a mutual fund, computed by deducting any liabilities of the fund from its total assets and dividing the difference by the number of outstanding fund shares.” See Net Asset Value, Black’s Law Dictionary (12th ed. 2024).

Saba Capital Management, L.P. (“Saba Capital”) is a limited partnership organized under the laws of Delaware, and is the investment manager of Saba Capital Master Fund, Ltd. (“Saba Master Fund”) (collectively, “Saba”). Id. ¶ 1. Saba Capital manages certain core strategies, including Credit Relative Value (Flagship), Tail Hedge, and Closed-End Funds. Id. ¶ 18. As to “Closed-End Funds,” Saba selectively pursues an activist approach. Id. ¶ 19. Saba focuses on closed-end funds trading at discounts to NAV (like ASA) and has previously: (i) nominated its own candidates to company fund boards; (ii) sought appointment of Saba Capital Management L.P. as the fund’s investment adviser; and (iii) recommended changing the closed-end fund’s investment strategy. Id.

Saba maintains an “internal allocation policy” pursuant to which shares of closed-end funds that they acquire are allocated across the various investment vehicles that Saba controls. ECF No. 27 (“Defs. 56.1”) ¶ 49. Where Saba files SEC disclosures regarding, for example, its ownership interests in ASA, it does not identify which of its investment vehicles holds which portions. Id. ¶ 52.

A.	Saba’s Increasing Ownership & Nominations to ASA’s Board

As reflected through periodic filings with the SEC, Saba steadily increased its ownership interest in ASA through the second half of the 2023 fiscal year. Id. ¶¶ 22–26. Beginning in June of 2023, Saba owned 5.28 % of ASA’s outstanding common shares. Id. ¶ 22. By October 13, 2023, Saba owned 10.32% of the shares. Id. ¶ 23. In a Schedule 13D/A filing, Saba stated that its purpose in acquiring ASA shares was to engage in discussions with ASA management, Board of Trustees, and other shareholders on topics including Saba’s ongoing investment and ASA’s business operations, priorities, and performance. Id. By January 26, 2024, ASA’s ownership interest had increased to 16.87%. Id. ¶ 28. As of May 1, 2024, when the instant motions were filed, Saba still owned 16.87% of ASA’s outstanding common shares. Joint SMF ¶ 2. Id. ¶ 28.

At various points, Saba stated an intention to, and eventually did, nominate selected individuals to ASA’s Board. Joint SMF ¶¶ 23, 26. On December 5, 2023, Saba submitted a notice to ASA of its intent to nominate a full slate of five individuals to ASA’s board of directors. Id. On February 13, 2024, Saba filed a proxy statement seeking shareholder support for the election of four Saba-selected board of director nominees. Id. ¶ 27. In the same filing, Saba stated that it believed that the ASA board should terminate the agreement between ASA and Merk, and that Saba would be prepared to install a replacement fund manager. Id. On April 26, 2024, two of the Saba nominees were elected to ASA’s Board. Id. ¶ 20. The other two members were Defendants Hoene and Donovan, who were re-elected. Id. The two elected Saba board members served on the board of registered, closed-end fixed income funds that Saba Capital advises. Id. ¶ 30.

B.	ASA’s Shareholder Rights Plans

In response to Saba’s increasing ownership interest, on December 31, 2023, ASA issued a press release indicating it had adopted a “limited-duration shareholder rights plan” (the “December Rights Plan”). Joint SMF ¶¶ 5, 6. ASA adopted the December Rights Plan to “prevent Saba’s unilateral attempt to obtained creeping control” of ASA. Id. ¶ 25. Defendant Board members Hoene, Hansen, Donovan, and Merk were serving on the ASA Board at that time. Id. ¶ 7. The ASA Board at that time believed Saba would undermine ASA’s strategic focus on long-term capital appreciation in the global gold mining industry. Id. ¶ 25. The press release stated that the December Rights Plan was not intended to deter offers or preclude the Board from taking action that it believed was in the best interest of ASA and its shareholders. Id. Still, the December Rights Plan noted its overall effect “may be to render more difficult or discourage a change of [ASA’s] investment advisor or a merger, tender offer, or other business combination involving the Company that is not supported by the Board.” ECF No. 19-4 at 4.

The December Rights Plan authorized and declared a dividend distribution of one “right” (a “Plan Right”) to existing shareholders for each outstanding common share they held in ASA. ECF No. 19-4 at 2. The Plan Rights were set to expire on April 29, 2024. Id. Each Plan Right entitled the holder to elect to purchase from the Company one ASA common share at a price of $1.00 per share upon a triggering event. Id. at 3. There are two relevant triggering events: (1) when a person or entity becomes an “Acquiring Person” by acquiring a beneficial ownership of 15% or more of ASA’s outstanding common shares; or (2) when an existing Acquiring Person (namely, Saba) becomes the beneficial owner of additional ASA common shares that represented more than 0.25% of outstanding common shares. Id. at 2.

On April 26, 2024—a few days before the December Rights Plan was to expire—ASA again issued a press release indicating it had adopted another shareholder rights plan (the “April Rights Plan”), which it described as “substantively identical” to the December Rights Plan. Joint SMF ¶ 10. ASA identified the same rationale and purpose underlying the December Rights Plan in adopting the April Rights Plan: to prevent “Saba’s unilateral attempt to obtain creeping control” of ASA. Id. ¶ 28. The April Rights Plan was set to expire at close of business on August 23, 2024. ECF No. 22-12 at 3.

Also, on April 26, 2024—the same date Saba elected two of its nominees to the ASA board of directors—the board formed a “Rights Plan Committee” consisting of only the two non- Saba directors.2 Thereafter, the Rights Plan Committee adopted substantively identical Rights

2 See Press Release, ASA Gold and Precious Metals Fund Adopts Limited-Duration Shareholder Rights Plan, BUSINESSWIRE (DEC. 19, 2024),

https://www.businesswire.com/news/home/20241219876764/en/ASA-Gold-and-Precious- Metals-Fund-Adopts-Limited-Duration-Shareholder-Rights-Plan. The press release, of course, was not submitted with the original motions. However, Defendants referenced the press release in the parties’ joint letter on January 10, 2025 (ECF No. 39 n.1) and the Court may treat them as incorporated into the record, particularly where the parties have not disputed consideration of prior press releases.

Plans on August 22, 2024—set to expire at the close of business on December 19, 20243—and most recently on December 19, 2024, which is currently set to expire at the close of business on April 18, 2025.4 These Rights Plans were again issued during the pendency of the prior Plan (meaning the prior plan did not expire before the subsequent Plan was approved by the Rights Plan Committee).

C.	Saba’s Ownership Interest in Other Funds

Saba’s approach to increasing its ownership interest in ASA and nominating its preferred candidates to the board is consistent with Saba’s approach to gaining control of other funds.

For example, on October 23, 2019, Saba filed a Schedule 13D reporting that it beneficially owned 22% of outstanding shares of the Eaton Vance Floating-Rate Income Plus Fund (“EFF”). Joint SMF ¶ 33. Saba subsequently made a non-binding shareholder proposal to declassify EFF’s board and to nominate three Saba selected individuals to EFF’s board of directors. EFF’s board at the time believed maintaining a classified board would best protect them and their shareholders. Id. ¶ 34. Ultimately, EFF shareholders approved Saba’s proposal to declassify the board. Id. Morgan Stanley eventually purchased the parent company of Eaton Vance, and the EFF board subsequently approved a liquidation plan. Id. ¶ 35.

In another instance, in June 2022, Saba owned 31.44% of the Templeton Global Income Fund (“TGI Fund”). Id. ¶ 36. Saba nominated eight individuals to the TGI Fund who were elected at a June 6, 2022 shareholder meeting. Id. These eight individuals constituted a majority

3 ASA Gold and Precious Metals Limited, Registration of Certain Classes of Securities (Form 8- A) (Aug. 23, 2025), available at https://www.sec.gov/Archives/edgar/data/1230869/000199937124010559/asa- 8a12b_082224.htm (last visited Mar. 12, 2025).

4 ASA Gold and Precious Metals Limited, Registration of Certain Classes of Securities (Form 8- A) (Dec. 20, 2024), available at https://www.sec.gov/Archives/edgar/data/1230869/ 000183988224046468/asa-8a12b_122024.htm (last visited Mar. 12, 2025); see also ECF No. 39.

of the TGI Fund’s board. Id. On November 24, 2023, the TGI Fund’s board announced, with shareholder approval, that Saba Capital would be its new adviser. Id. ¶ 37.

II.	Procedural History

Plaintiffs commenced this action on January 31, 2024, pursuant to the Investment Company Act of 1940, alleging the Rights Plans are unlawful and seeking recission and declaratory judgment. ECF No. 1. On May 6, 2024, Plaintiffs filed an Amended Complaint asserting similar claims and removing a defendant. ECF No. 12. On May 24, 2024, Defendants filed the instant motion to dismiss (ECF Nos. 20, 21 (“MTD Mem.”)) and Plaintiffs filed the instant motion for summary judgment (ECF Nos. 15, 16 (“MSJ Mem.”)). On January 10, 2025, the parties submitted a joint letter to inform the Court “of additional developments”—namely that ASA voted again, in December 2024, to adopt a substantively identical shareholder rights plan as the original December 2023 Rights Plan. ECF No. 39.

LEGAL STANDARD5

To prevail on a motion for summary judgment, the movant must “show[] that there is no genuine dispute as to any material fact and the movant is entitled to judgment as a matter of law.” Fed. R. Civ. P. 56(a); see Celotex Corp. v. Catrett, 477 U.S. 317, 322–23 (1986). The movant bears the burden of demonstrating the absence of a question of material fact. Celotex Corp., 477 U.S. at 322. If the movant meets its initial burden, “the nonmoving party must come forward with admissible evidence sufficient to raise a genuine issue of fact for trial in order to avoid summary judgment.” Jaramillo v. Weyerhaeuser Co., 536 F.3d 140, 145 (2d Cir. 2008). “A

5 While Plaintiffs’ motion for summary judgment and Defendants’ motion to dismiss are both pending before this Court (ECF Nos. 15, 20), as discussed in more detail below, the Amended Complaint and instant motions raise pure questions of law and statutory interpretation, and accordingly, the Court solely considers the summary judgment motion, which necessarily moots Defendant’s motion to dismiss. Accordingly, the usual standard governing a 12(b)(6) dispositive motion is not recited here.

party may not rely on mere speculation or conjecture as to the true nature of the facts to overcome a motion for summary judgment.” Hicks v. Baines, 593 F.3d 159, 166 (2d Cir. 2010) (internal citation omitted).

When the movant properly supports its motion with evidentiary materials, the opposing party must establish a genuine issue of fact by citing “particular parts of materials in the record” to survive the summary judgment motion. Fed. R. Civ. P. 56(c)(1)(A); see also Wright v. Goord, 554 F.3d 255, 266 (2d Cir. 2009). “Only disputes over facts that might affect the outcome of the suit under the governing law” preclude a grant of summary judgment. Anderson v. Liberty Lobby, Inc., 477 U.S. 242, 248 (1986). In determining whether there are genuine issues of material fact, a court is “required to resolve all ambiguities and draw all permissible factual inferences in favor of the party against whom summary judgment is sought.” Terry v. Ashcroft, 336 F.3d 128, 137 (2d Cir. 2003) (quoting Stern v. Trustees of Columbia Univ. in City of New York, 131 F.3d 305, 312 (2d Cir. 1997)). “The function of the district court in considering [a] motion for summary judgment is not to resolve disputed questions of fact but only to determine whether, as to any material issue, a genuine factual dispute exists.” Kee v. City of New York, 12 F.4th 150, 166–67 (2d Cir. 2021) (internal citation omitted). “Credibility determinations, the weighing of the evidence, and the drawing of legitimate inferences from the facts are jury functions, not those of a judge.” S. Katzman Produce Inc. v. Yadid, 999 F.3d 867, 877 (2d Cir. 2021) (internal quotations marks and citation omitted).

DISCUSSION

The Court agrees with Plaintiffs that, based on the record before it, there are no genuine issues of fact with respect to the claims and issues raised by the Amended Complaint. Neither party disputes that ASA, as a closed-fund investment company, is subject to regulation by the ICA. Neither party disputes that the ASA board of directors adopted the Rights Plans for the express purpose of halting Saba’s quest for “creeping control” of ASA. And neither party disputes the Rights Plans at issue qualify as subscription rights within the meaning of ICA Section 18(d). Accordingly, the complaint and the instant motions raise purely questions of statutory interpretation and application. “Questions of statutory construction and legislative history present legal issues that may be resolved by summary judgment” Heublein, Inc. v. United States, 996 F.2d 1455, 1461 (2d Cir. 1993).

In addition, determination of the relevant statutory interpretation claim will necessarily establish the ability of Plaintiffs to state a claim, and of Defendants to raise a dispute of fact. Thus, while a motion to dismiss and motion for summary judgment are before the Court, the available record and legal issues implicated essentially requires one summary judgment opinion, as reflected in this Order.

The below discussion will proceed in three sections. First, the Court begins with an overview of the ICA’s policy goals and applicable provisions, finding that the ICA generally sought to avoid management entrenchment. Second, the Court considers whether the Rights Plans were issued “exclusively and ratably” and concludes they were. Third, the Court considers whether ASA’s continued adoption of a rights plan designed to prevent Saba for enhancing its ownership interest violates the ICA’s 120-day limitation, and concludes that it does because, as instituted, the December Rights Plan never expired. Finally, the Court determines that rescission is a necessary and appropriate remedy as required by the ICA.

I.	The ICA’s Provisions & Policy

The ICA regulates closed-end investments funds. “The primary difference between closed-end funds and open-end funds is that, unlike open-end funds, closed-end funds are not required to buy back (i.e., “redeem”) shares from their shareholders.” Saba Cap. Cef Opportunities 1, Ltd. v. Nuveen Floating Rate Income Fund (“Nuveen”), 88 F.4th 103, 120 (2d

Cir. 2023). This requirement “affords closed-end funds more leeway in deciding where to invest their funds’ assets.” Id. at 108. “Because closed-end funds need not maintain deep cash reserves or sell their securities to honor shareholders’ redemptions, they can invest in less liquid securities, like municipal bonds or debt instruments.” Id.

When Congress enacted the ICA, it observed that the “national public interest” in investment companies is “adversely affected” when, among other things, investors act on incomplete information, a company’s management acts out of self-interest, the character of an investment company’s business is significantly changed, or where an investment company’s distribution and methods of control are inequitable. See generally 15 U.S.C. § 80a-1(b)(1)–(8). The ICA “was enacted by [C]ongress to correct and prevent a variety of abuses in the management of investment companies . . . [and] was intended by [C]ongress to benefit those persons who had ownership interests in investment companies.” Goodall v. Columbia Ventures, Inc., 374 F. Supp. 1324, 1328 (S.D.N.Y. 1974). As the Second Circuit recently explained:

Congress passed the ICA to provide a comprehensive regulatory scheme to correct and prevent certain abusive practices in the management of investment companies for the protection of persons who put up money to be invested by such companies on their behalf,” i.e., the shareholders. These corrections were enacted for the benefit of investors, not fund insiders, and passed primarily to correct the abuses of self-dealing, which led to the wholesale victimizing of shareholders from fantastic abuses of trust by investment company management.

Nuveen, 88 F.4th at 120 (cleaned up and internal citations omitted). In short, the ICA “reflect[ed] a congressional recognition of the delicate fiduciary nature of the investment advisory relationship as well as a congressional intent to eliminate, or at least to expose, all conflicts of interest which might incline an investment adviser, consciously or unconsciously, to render advice which was not objective.” See Allan E. Korpela, LL.B, Annotation,§ 2(a), Construction and effect of Investment Advisers Act of 1940, as amended (15 U.S.C. § 80b-1-80b-21), 5 A.L.R. Fed. 246 (originally published in 1970).

Here, Plaintiffs have alleged, and furnished evidence of, a potential violation of Section 18(d) of the ICA, which provides:

It shall be unlawful for any registered management company to issue any warrant or right to subscribe to or purchase a security of which such company is the issuer, except in the form of warrants or rights to subscribe expiring not later than one hundred and twenty days after their issuance and issued exclusively and ratably to a class or classes of such company’s security holders; except that any warrant may be issued in exchange for outstanding warrants in connection with a plan of reorganization.

15 U.S.C. § 80a-18(d) (emphasis added). This case raises two questions: (1) whether the Rights Plans were issued “ratably”; and (2) whether ASA’s continued extension of the December Rights Plans amounts to a violation of the 120-day expiration requirements imposed by Section 18(d). The Court will address each issue in turn.

II.	The Plan Rights Were Ratably Issued to Shareholders in Compliance with the ICA

Against the above backdrop, the Court first considers whether the December and April Rights Plans violated the ICA’s mandate that subscription rights be issued ratably to all shareholder classes. Plaintiffs argue, relying heavily on the Second Circuit’s decision in Nuveen, 88 F.4th 103 (2d Cir. 2023), that the Rights Plans did not issue Plan Rights to ASA’s shareholders “ratably” because, as to Saba, upon any triggering event that would allow shareholders to purchase more shares, Saba’s rights would become null and void. Defendants, on the other hand, ask this Court to adopt the reasoning from an analogous case, Neuberger Berman Real Est. Income Fund, Inc. v. Lola Brown Tr. No. 1B (“Neuberger I”), 342 F. Supp. 2d 371, 374 (D. Md. 2004), and argues that by its plain terms, Section 18(d) only regulates the issuance of rights, not the subsequent exercise of those rights, and that Saba, like every other shareholder, has been proportionally issued Plan Rights. The Court agrees with Defendants.

Section 18(d) of the ICA provides that any subscription right issued by a closed-end investment company must be “issued exclusively and ratably to a class or classes of such company’s security holders . . . .” 15 U.S.C. § 80a-18(d). Section 18(d) does not define the term “ratably,” and it does not exist in any other provision of the ICA. The analysis thus “begin[s] with the plain language, giving all undefined terms their ordinary meaning while attempting to ascertain how a reasonable reader would understand the statutory text, considered as a whole.” Whitaker v. Dep’t of Com., 970 F.3d 200, 204 (2d Cir. 2020) (internal citation omitted). “Ratable” has been defined as “proportionate.”6 The Court therefore understands Section 18(d) to require closed-end investment companies to issue subscription rights “proportionally.” To be sure, and Defendants do not dispute, that in order for the Rights Plan to comply with this requirement, they must have issued rights to Saba as well as other shareholders. In so doing, Defendants concede that a Rights Plan that issues rights to only some shareholders, but not others, would fail to comply with Section 18(d). Defendants urge that we stop our analysis there, because the statute only speaks to the “issuance” of rights, not any subsequent exercise of rights, and Saba received Plan Rights, relative to the shares they own, just like every other ASA shareholder.

However, Plaintiffs urge that the Second Circuit’s decision in Nuveen requires consideration and should dictate the conclusion in the present case. In Nuveen, Saba brought suit alleging a violation of § 80a-18(i) of the ICA, which requires that every share of common stock issued by a regulated fund be “voting stock” and “have equal voting rights” as other shares. Nuveen, 88 F.4th at 117. Nuveen had adopted an amendment that sought to limit Saba’s influence and was triggered if a shareholder acquired 10% or more of the fund’s voting power. Nuveen, 88 F.4th at 109. In that instance, that shareholder would be deemed to have made a “Control Share

6 Ratable, Black’s Law Dictionary (12th ed. 2024).

Acquisition” and would only be able to vote the additional shares to the extent authorized by a vote of the other shareholders. Id.

The term “voting stock” is not defined in Section 18(i) of the ICA, and so the Second Circuit looked to other portions of the ICA: namely, Sections 80a-2(a)(42) and 80a-18(i). Id. at 117. Reading the sections in conjunction, the Second Circuit observed that “voting stock,” as it appeared in 80a-18(i), meant any security “presently” entitling its owner to vote, as stated In 80a-2(a)(42). Id. Therefore, the Second Circuit reasoned that the amendment violated the ICA because it did not allow Saba to “presently” vote the additional shares. Id. As a result, it concluded stock that cannot be “presently” voted loses its function and is not “voting” stock. Id. Nuveen also observed the challenged amendment violated the requirement of “equal voting rights” because it deprived some shares of voting power but not others. Id.

Nuveen does not support Plaintiffs’ claims in the instant case. The central piece of Nuveen’s analysis was an unambiguous definition, in another portion of the ICA, that expressly provided that a shareholder must be able to “presently” vote their shares. And it was because of the “presently” qualifier that the Second Circuit concluded that a voting security issued without a present ability to vote amounts it not being “voting stock” with “equal voting rights.” The ICA does not explicitly contain a similar provision defining “rights” or “ratably” that speaks to, or would suggest, that the “rights” distributed pro rata must also have the capacity to be exercised equally. Nuveen also expressly recognized a distinction between a poison pill that affects a shareholder’s “economic interests by differentiating their ability to purchase discounted shares” as opposed to one that “impairs their ability to vote the shares they owned.” Nuveen, 88 F.4th at 119. As such, so long as the impairment does not apply to the issuance, but rather the subsequent exercise, Nuveen does not appear to compel a finding of a violation of Section 18(d)’s “ratably” requirement. See Neuberger I, 342 F. Supp. 2d at 375.

In sum, Section 18(d) requires only that rights be issued proportionally, and in the context of this case, required only that Plan Rights be allocated on a pro rata basis to all shareholders. The Rights Plans issued a Plan Right, per share, to Saba just as it issued them to other shareholders, and accordingly, there is no violation. See id.

III.	Successive Rights Plans Violate the 120-Day Limitation of the ICA

The Court next considers whether the December and April Rights Plans violated the ICA’s mandate that any subscription right must expire after 120 days. Plaintiffs contend the December Rights Plan has operated continuously for more than 120 days because it has been successively readopted by ASA on substantively identical terms. Defendants counter that a “plain” reading of the statute only requires that any single subscription right must itself not exceed 120-days, regardless of whether it is part of successive adoptions. In other words, according to Defendants, Section 18(d) only concerns the duration of a single rights plan, not the total number of rights plans a company may institute. In support of these arguments, Defendants rely heavily on, and ask this Court to adopt the reasoning from, another Neuberger opinion, Neuberger Berman Real Est. Income Fund, Inc. v. Lola Brown Tr. No. 1B (“Neuberger II”), 485 F. Supp. 2d 631 (D. Md. 2007). For the reasons set forth below, the Court concludes that the December Rights Plan violates Section 18(d)’s 120-day expiration requirement because the December Rights Plan has not truly expired, given each successive Rights Plan has been approved during the pendency of its predecessor. The Court therefore does not reach the question of whether successive rights plans, adopted after the prior one expired, violates the 120-day requirement.

The record indicates that ASA adopted the first Rights Plan in December of 2023. Joint SMF ¶¶ 5, 6. By its terms, it was set to expire on April 29, 2024—exactly 120 days after December 31, 2023. ECF No. 19-4 at 4. ASA then adopted the April Rights Plan on April 26,

2024 (a few days before the December Rights Plan expired), which was similarly set to expire 120-days later. Joint SMF ¶¶ 9–10. There can be no dispute, and Plaintiffs do not appear to argue, that the December Rights Plan, by its terms and operation, itself does not violate Section 18(d)’s 120-day limitation. There can also be no dispute that the April Rights Plan, considered by itself and in insolation, does not violate Section 18(d)’s 120-day limitation.

However, the Court’s analysis cannot begin and end with this simple conclusion. The question remains whether a single rights plan, in continuous operation through materially identical extensions, violates the 120-day expiration requirement. When interpreting a disputed statutory term, the Court “must not look merely to [the] particular clause, but consider [it] in connection with .. . . the whole statute.” Dada v. Mukasey, 554 U.S. 1, 16 (2008) (cleaned up).

Section 18(d) plainly intends to limit the durational existence of subscription rights. Adopting Defendants’ reasoning—that a singular subscription right that is adopted need only be set to expire after 120 days, regardless of if and how extensively it continues a prior non-expired subscription right—would require that the Court embrace an interpretation that would permit a closed-end investment company to remain in a rights plans state ad infinitum. That reading would render the expiration requirement meaningless. Sierra Club v. Con-Strux, LLC, 911 F.3d 85, 89 (2d Cir. 2018) (observing that it is a court’s obligation to avoid statutory interpretations that render provisions superfluous, and to give effect, if possible, to every clause and word of a statute).

Still, Defendants urge this Court to accept the court’s reasoning in Neuberger II, which held that successive 120-day poison pills did not violate Section 18(d)’s requirement. But that case involved a distinguishable set of facts that counsel against its adoption in the case at bar. In Neuberger II, the defendant adopted a poison pill in response to a tender offer by the plaintiffs. Neuberger II, 485 F. Supp. 2d at 634. The plaintiffs sought summary judgment arguing that

Section 18(d) prevents a closed-end investment company from issuing more than one poison pill with respect to a single tender offer. Id. at 637. The court concluded the “plain language” of Section 18(d) did not preclude the use of serial poison pills because, as a matter of law, each of the adopted poison pills “indeed expired in less than 120 days.” Id.

The Neuberger II court also concluded that the Supreme Court’s decision in SEC v. Sloan, 436 U.S. 103 (1978) did not require it to adopt the plaintiffs’ interpretation of Section 18(d). In Sloan, the Court considered the statutory language from 15 U.S.C. § 78l(k), which provided “[i]f in its opinion the public interest and the protection of investors so require, the [SEC] is authorized summarily to suspend trading in any security (other than an exempted security) for a period not exceeding ten days . . . .” Sloan, 436 U.S. at 105 n.1. At issue was the fact that the SEC “issued a series of summary suspension orders lasting over a year on the basis of evidence revealing a single, though likely sizable, manipulative scheme.” Id. at 110–11. The Supreme Court determined this was inconsistent with the plain language of the statute:

The Commission would have us read the underscored phrase as a limitation only upon the duration of a single suspension order. So read, the Commission could indefinitely suspend trading in a security without any hearing or other procedural safeguards as long as it redetermined every 10 days that suspension was required by the public interest and for the protection of investors. While perhaps not an impossible reading of the statute, we are persuaded it is not the most natural or logical one. The duration limitation rather appears on its face to be just that—a maximum time period for which trading can be suspended for any single set of circumstances.

The court in Neuberger II did not read Sloane as requiring the same result and reasoned that reading the 120-day limitation in terms of the duration of poison pills rather than number of poison pills was the most logical and natural, and in any event was not an “impossible” interpretation. Neuberger II, 485 F. Supp. 2d at 638.

The Court declines to adopt Neuberger II given the factual differences presented by the instant case. As an initial matter, and to state the apparent, Neuberger II is not controlling authority in this jurisdiction or any other jurisdiction. More importantly, Neuberger II does not precisely fit the facts of this case. For one, whereas the Neuberger II court noted that each successive offering was “distinct and separate” in “form and substance,” here, the ASA Rights Plans are concededly identical, were adopted during the pendency of its predecessor plan, and geared toward the same purpose. Neuberger II, 485 F. Supp. 2d at 637; see supra, Background § I(B). For another, the defendants in the Neuberger II faced a fundamentally different “threat.” There, the defendants adopted a poison pill in response to a tender offer that sought to acquire up to 50.01% of its outstanding shares. Neuberger II, 485 F. Supp. 2d at 633–34. No such offer exists here, and without that direct threat, an inference of entrenchment is more plausible, particularly given that after April 26, 2024, ASA’s subsequent Rights Plans have only been adopted by the Rights Plan Committee, which excludes the Saba appointed directors. See supra, Background § I(B). And while the Neuberger II court noted the important function of poison pills, it mainly analyzed the utility of poison pills in the context of a hostile tender offer, and expressly noted the “legitimate role of the poison pill” expires after the board has had an opportunity to consider alternatives. Neuberger II, 485 F. Supp. 2d at 638 (discussing Moore Corp., Ltd. v. Wallace Comput. Servs., Inc., 907 F. Supp. 1545 (D. Del. 1995). Here, the ASA board, which remains comprised of two non-Saba nominees, has had over a year to consider and determine the feasibility of other options.

In short, Neuberger II’s conclusion that successive pills cannot violate Section 18(d) arose in a significantly different factual context than the instant case because here, (1) each Rights Plan was not distinct in form or substance; and (2) was adopted during the pendency of the prior plan, such that it never actually expired. The Court thus concludes the Rights Plan have violated the 120-day expiration requirement of Section 18(d) of the ICA.

IV.	Rescission Is an Appropriate Remedy

The Court last considers whether Plaintiffs’ requested equitable remedy of recission is appropriate on summary judgment in a case where, like this one, the parties have not conducted discovery. Plaintiffs, citing 15 U.S.C. § 80a-46 (“Section 46”) and the Second Circuit’s decision in Oxford Univ. Bank v. Lansuppe Feeder, LLC (“Oxford”), 933 F.3d 99 (2d Cir. 2019), argue rescission is mandatory under the ICA, and that discovery and equitable balancing need not take place before rescission is ordered. Defendants do not appear to directly challenge this position, only stating, in a footnote, they “do not argue that Saba lacks a private right of action for its rescission claim but reserve their rights to raise that argument later (including on appeal).” ECF No. 21 at 14 n.14. As set forth below, the Court grants summary judgment on Plaintiffs’ requested relief.

Section 46(b)(1) of the ICA provides that “[a] contract that is made, or whose performance involves, a violation of this subchapter, or of any rule, regulation, or order thereunder, is unenforceable . . . .” 15 U.S.C. § 80a-46. Section 46(b)(2) further provides that “a court may not deny rescission at the instance of any party” unless denial of rescission would produce a more equitable result. In Oxford,7 the Second Circuit held that Section 46(b)(2) “creates an implied private right of action for a party to a contract that violates the ICA to seek rescission of that violative contract.” Oxford, 933 F.3d at 109. Here, it is undisputed the Rights Plans are contracts, see, e.g., ECF No. 22-7 at 37, and the Court has concluded the Rights Plans violate the 120-day expiration requirement.

Moreover, as the Court previously stated, the instant motions and amended complaint raise purely questions of law, and discovery is not required to impose rescission as a remedy, and

7 In its opinion, the Second Circuit refers to as “Section 47(b)(2)” despite the fact the section is codified at 15 U.S.C. § 80a-46(b)(2). For the avoidance of doubt, the Court refers to the applicable statute as “Section 46” in this Order.

neither is equitable balancing. See Saba Cap. CEF Opportunities 1, Ltd. v. Nuveen Floating Rate Income Fund, No. 21-CV-327 (JPO), 2022 WL 493554, at *6 (S.D.N.Y. Feb. 17, 2022), aff’d, 88 F.4th 103 (2d Cir. 2023) (granting pre-discovery summary judgment on rescission claim and declaratory judgment for violation of ICA). Accordingly, rescission is mandatory and permissible.

CONCLUSION

For the foregoing reasons, Plaintiffs’ motion for summary judgment is GRANTED, and Defendants’ motion to dismiss is DENIED as MOOT. Plaintiffs are granted judgment on the claim for rescission of the Rights Plan, and it is hereby declared that the most recent, and currently operative, December 2024 Rights Plan violates the 120-day expiration requirement of Section 18(d) of the Investment Company Act of 1940 by unlawfully extending the December 2023 Rights Plan. The Clerk of Court is respectfully directed to terminate ECF Nos. 15 and 20, to enter judgment in Plaintiffs’ favor consistent with this Order, and to close the case.

Dated: March 28, 2025

    New York, New York

SO ORDERED.

JESSICA G. L. CLARKE
United States District Judge

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